EXHIBIT 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

Merge Healthcare Commits $1 Million to the World Health Imaging Alliance
Investment triggers transformation of the MergeBox

Milwaukee, WI, April 6, 2009 - Merge Healthcare (NASDAQ: MRGE), a leading medical imaging solutions provider, today announced that it has made a significant commitment to the World Health Imaging Alliance (WHIA), a global not-for-profit focused on bringing low cost, sustainable imaging solutions to underserved communities.  Over the next two years, Merge intends to donate $1 million toward furthering the success of the WHIA mission.  Donations will include staff time, software licenses, donated hardware and cash for use in helping solidify WHIA’s structure and solutions.

WHIA is focused on bringing appropriate, cost-effective and sustainable digital imaging solutions to underserved populations. “Basic x-ray imaging is often absent at primary-level health facilities,” explains Mladen Poluta, Director of the Healthcare Technology Management Program at the University of Cape Town and WHIA Board member.  “Patients suffering from trauma, abdominal disease, cancer and infections such as pneumonia, are then referred to other facilities for an x-ray.  Early diagnosis and treatment can, in many instances, be life-saving.  Medical imaging can make the difference.”

One Merge initiative for WHIA has been to transform the MergeBox™ for use in today’s developing market.  The original MergeBox provided a critical foundation for the advancement of digital imaging by establishing the DICOM connectivity needed between modalities; such as x-ray, CT or MR; and the first reading workstations.  Over time, though, this capability has increasingly been built into the modalities themselves, often using the MergeCOM-3™ software development toolkits from Merge.  Today any imaging clinic needs broader connectivity capabilities to mange the display, transfer, reading and archiving of images.

“As we began discussions with WHIA, it became clear that they needed a new kind of “box” for image management,” explains Justin Dearborn, Merge Healthcare CEO.  “For example, a clinic in a developing community needs to be able to send images out for interpretation immediately, so that the patient can be treated in near real time.  They also need a method of disguising any hardware components from theft.  On top of this complexity, they need an easy to use system that can be installed and maintained with minimal support.  With our long history in medical imaging software development and our legacy in connectivity, Merge is the perfect partner to work with WHIA on this.”

This new MergeBox* will combine the image and information management needs of a clinic into a portable, rugged box.  The solution contains software for everything from patient registration through diagnostic review (on site or remote), image storage and the collection of data for reporting.  The box is wireless enabled and can be monitored remotely for proactive maintenance.  Features such as GPS tracking, EMR/PHR incorporation and unique patient identifier tools are in development.

“We are fortunate to have established this partnership with Merge Healthcare,” says Ivy Walker, Chief Executive of WHIA.  “WHIA has a unique value proposition for the developing world, because it is focused on sustainability and accountability.    Merge stepped in to help with a short term solution, but they have also committed to ongoing development to really take our vision to a new level.”

“The timing with respect to our engagement with WHIA has been fortuitous,” adds Dearborn.  “WHIA had strong modality partners, and strong ties to global not-for-profits and academic institutions, but was missing the software component of their solution.  Our investment in WHIA provides us an excellent mechanism for donating the talents and resources of Merge Healthcare to help solve an important global health issue.”

A prototype of the new MergeBox is on display at this week’s HIMSS conference in Chicago, Illinois - Booth #415.  More information can be found at www.merge.com.

Merge Healthcare’s solutions solve mission-critical issues for radiology practices, outpatient imaging centers, hospitals, pharmaceutical companies and device manufacturers worldwide. For additional information, visit www.merge.com.

About WHIA:  WHIA is a non-profit healthcare solutions distributor that leverages academic, NGO and vendor relationships to deliver imaging diagnosis and data for developing and underserved communities worldwide.  It provides low cost, reliable and sustainable solutions, which means communities have access to the latest technology for better patient care.  More information on WHIA can be found at www.worldhealthimaging.org.

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The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

*This product is a prototype.  Merge Healthcare is not legally obligated to develop or continue to develop such product including any feature and functionality described herein.